Exhibit 99.3

CONSENT OF GERARD P. CUDDY

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person about to become a director of WSFS Financial Corporation (“WSFS”) in the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 of WSFS and Beneficial Bancorp, Inc. (“Beneficial”), as amended, pursuant to the Securities Act in connection with the Agreement and Plan of Reorganization, dated as of August 7, 2018, by and among WSFS and Beneficial (the “Merger Agreement”), wherein Beneficial will merge with and into WSFS, with WSFS as the surviving entity.

/s/ Gerard P. Cuddy
Gerard P. Cuddy

September 27, 2018